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                                                                   Exhibit 10(d)


        Summary of Compensation Arrangements with Non-Employee Directors
                              As of January 1, 2005

The following summarizes the current cash compensation and benefits received by the Company's non-employee directors as of January 1, 2005. It is intended to be a summary of existing oral, at will, arrangements, and in no way is intended to provide any additional rights to any non-employee director.

Fees

     Non-employee directors receive an annual retainer fee of $60,000, which is paid on a quarterly basis. The respective chairmen of the Audit Committee, Compensation and Stock Option Committee, Corporate Governance and Nominating Committee and Finance Committee receive an additional annual retainer fee of $10,000. All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments. Non-employee directors also receive meeting attendance fees, as follows:

     o For committee meetings held in conjunction with regular Board meetings, committee chairmen who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,500 and committee members who attend in person (or who participate by telephone because of illness or the inability to travel) will receive $1,000;

     o For special committee meetings (not held in conjunction with regular Board meetings), committee chairmen who attend in person or who participate by telephone will receive $1,500 and committee members who attend in person or who participate by telephone will receive $1,000; and

     o For special Board meetings, all non-employee directors who attend in person or who participate by telephone will receive $1,000.

Directors Deferred Compensation Plan

     Non-employee directors may defer all or a portion of their annual retainer and meeting attendance fees under the Directors Deferred Compensation Plan.

Non-Employee Directors Stock Plan

     All non-employee directors are eligible to participate in the Non-Employee Directors Stock Plan.

     Options. Under this Plan, non-employee directors are eligible to receive stock options if, for the immediately preceding fiscal year, we have achieved after-tax basic earnings per share of 10% over the previous year. The size of individual grants and vesting terms are set by the Board at the time of grant.

     During the second quarter of fiscal 2005, we granted options to purchase 8,000 shares to John M. Cassaday upon his election to the Board on November 12, 2004. These options have an exercise price of $35.06, vest ratably over a five-year period and expire seven years after the date of grant. Non-employee directors are also eligible to participate in the Company's Equity Deferral Plan described on page 20 of our 2004 Proxy Statement.

     Elected Shares. This Plan also permits each non-employee director to elect to receive up to one-half of his or her annual retainer in Common Stock, in which case we will provide a matching grant of 50% of the number of shares received as a portion of the retainer.

     Retainer Shares. In addition, as of the date of each year's annual meeting, each newly elected director who has not previously received a retainer award is granted a one-time retainer award of 4,000 shares. Mr. Cassaday received a retainer stock award of 4,000 shares upon his election to the Board on November 12, 2004.

     The Directors Deferred Compensation Plan and Non-Employee Directors Stock Plan, as amended, have been filed as exhibits to the Company's Exchange Act filings. Additional information regarding these plans is also included in the Company's 2004 Proxy Statement.